                                  NEWS RELEASE

For Immediate Release                                     February 25, 2003

Contacts:       John K. Keach, Jr.                     Lawrence E. Welker
                Chairman of the Board                  Executive Vice President
                President/CEO                          Chief Financial Officer
                (812) 373-7816                         (812) 523-7308

                      HOME FEDERAL BANCORP ANNOUNCES DIVIDEND AND
                            STOCK REPURCHASE PROGRAM

(Columbus, IN) -- Home Federal Bancorp ("Home Federal") (NASDAQ: HOMF), the
holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced a first quarter dividend of $0.1625 (16.25 cents) per share. The dividend will be paid on April 2, 2003, to all shareholders of record on March
20, 2003.

The Board of Directors also approved the sixth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 211,699 such shares. Such purchases will be made subject to market conditions in open market or block transactions.
Repurchases may begin April 21, 2003.

According to John K. Keach, Jr., Chairman of the Board of the Company, the Board
believes that the Company's shares are currently undervalued by the market and that open market purchases will have the potential effect of enhancing the book value per share and the potential to enhance growth in earnings per share of the
Company's remaining outstanding shares.

As previously announced, Home Federal Bancorp posted six-month earnings of
$5.297 million, or $1.23 basic earnings per common share and $1.17 diluted earnings per common share. This compared to $5.134 million a year ago for the six-month period ended December 31, 2001, or $1.16 basic earnings per common share and $1.12 diluted earnings per common share.

Home Federal Bancorp is a bank holding company registered with the Federal
Reserve, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank.
HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through seventeen branch offices in southeastern
Indiana and one commercial loan office in Indianapolis, Indiana.

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